--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                  ----------

                                   FORM 8-K

                                CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


     Date of Report (Date of Earliest Event Reported):  November 26, 1997
                                                        -----------------


                              THE REGISTRY, INC.
               ------------------------------------------------
              (Exact name of registrant as specified in charter)

        MASSACHUSETTS                   0-28192                  04-2920563
        -------------                   -------                  ----------
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
       of incorporation)                                     Identification No.)


189 Wells Avenue, Newton, MA                                      02159
----------------------------                                      -----
(Address of principal executive offices)                       (Zip Code)


      Registrant's telephone number, including area code:  (617) 527-6886
                                                           --------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           This is page 1 of 5 pages.
                        Exhibit Index appears on page 5.

ITEM 2.  ACQUISITION OF ASSETS

     (a) On November 26, 1997, pursuant to an Agreement and Plan of Merger dated November 15, 1997 (the "Merger Agreement") among the Registrant, The Hunter Group, Inc., a Maryland corporation ("Hunter") and Gatherer Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Registrant ("Gatherer Acquisition"), the Registrant acquired Hunter through the merger of Gatherer Acquisition with and into Hunter. Pursuant to the Merger Agreement, each outstanding share of Hunter capital stock was converted into the right to receive 9.9543 shares of the Registrant's common stock. The Registrant also assumed outstanding Hunter stock options ("Hunter Stock Options") which were converted into options for the Registrant's common stock on the same conversion ratio. Immediately prior to the merger, there were 300,000 shares of Hunter Common Stock and 59,133 Hunter Stock Options outstanding. The amount and nature of the consideration was determined by arms-length negotiation among the parties.

         The foregoing description is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         Financial Statements of the Acquired Businesses

     (a) The required financial statements for the three years ended December 31, 1996 with respect to the acquired business referred to in Item 2 of this Report are included herewith. The required financial statements for the nine month period ending September 30, 1997 with respect to the acquired business referred to in Item 2 of this Report are also included herewith.

     (b) It is currently impracticable for the Registrant to provide the required pro forma financial information with respect to the acquired business referred to in Item 2. The Registrant will file the required pro forma financial information by amendment as soon as such information is available and in any event no later than 60 days from the date hereof.

     (c) Exhibits:

     2.1 Agreement and Plan of Merger dated November 15, 1997 among The Registry, Inc., The Hunter Group, Inc. and Gatherer Acquisition Corp.

     2.2 Agreement to furnish copies of omitted annexes, schedules and exhibits to the Hunter Merger Agreement.

    23.1 Consent of Coopers & Lybrand L.L.P.

                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              THE REGISTRY, INC.


                              By: /s/ Richard L. Bugley
                                  --------------------------------------
                                  Name:  Richard L. Bugley
                                  Title: Vice President and General Counsel


Date:  December 11, 1997

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                   --------



Report of Independent Accountants                                             1

Consolidated Balance Sheets as of December 31, 1995 and 1996                  2

Consolidated Statements of Operations for the years ended
    December 31, 1994, 1995, and 1996                                         3

Consolidated Statements of Stockholder's Equity for the years
    ended December 31, 1994, 1995, and 1996                                   4

Consolidated Statements of Cash Flows for the years ended
    December 31, 1994, 1995 and 1996                                          5

Notes to Consolidated Financial Statements                                    6

                       REPORT OF INDEPENDENT ACCOUNTANTS
                                   --------



To the Board of Directors
The Hunter Group, Inc.

              We have audited the accompanying consolidated balance sheets of The Hunter Group, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

              We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              As discussed in Note 11, on November 26, 1997, pursuant to an Agreement and Plan of Merger dated November 15, 1997, the Company was acquired by The Registry, Inc.

              In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Hunter Group, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


/s/ COOPERS & LYBRAND L.L.P.


Baltimore, Maryland
February 14, 1997, except for Note 3,
as to which the date is September 30, 1997, and Note 11, as to which the date is November 26, 1997.

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                               ---------------

                                                               December 31,
                                                               ------------
                                                           1995         1996
                                                           ----         ----
                                     ASSETS
Current assets:
  Cash                                                   $   125       $   331
  Accounts receivable, net                                 5,360         9,578
  Revenues in excess of billings                             -             648
  Other assets                                               307           321
                                                         -------       -------
      Total current assets                                 5,792        10,878

  Property and equipment, net                                501           911
  Other assets, net                                          307           212
                                                         -------       -------
      Total assets                                       $ 6,600       $12,001
                                                         =======       =======

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Line of credit                                         $ 1,050       $ 1,565
  Current portion of note payable and capital leases          54           205
  Accounts payable and accrued expenses                    3,175         5,883
  Deferred revenue                                           494           926
  Deferred income taxes                                      962         1,765
                                                         -------       -------
     Total current liabilities                             5,735        10,344

Note payable and capital leases                              202           266
                                                         -------       -------
     Total liabilities                                     5,937        10,610
                                                         -------       -------

Stockholder's equity:
  Common stock, no par value, 500,000
   shares authorized; 300,000 shares
   issued and outstanding                                      1             1
  Additional paid in capital                                 -             202
  Retained earnings                                          911         1,354
  Cumulative foreign currency translation adjustment           1            84
  Stockholder's notes receivable                            (250)         (250)
                                                         -------       -------
     Total stockholder's equity                              663         1,391
                                                         -------       -------
     Total liabilities and stockholder's equity           $6,600       $12,001
                                                         =======       =======

The accompanying notes are an integral part of these consolidated financial statements.

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                (In thousands)

                                    --------


                                                    Years Ended December 31,
                                               --------------------------------
                                                  1994        1995        1996
                                                  ----        ----        ----

Fee revenue                                    $ 10,712    $ 19,554    $ 39,215
Project costs and expenses                        3,929       9,499      21,180
                                               --------    --------    --------
          Gross margin                            6,783      10,055      18,035
                                               --------    --------    --------
Cost and expenses:
   Sales and marketing                              726       2,163       2,917
   Professional development,
     recruiting and other                         1,307       2,524       3,867
   General and administrative                     2,760       5,843       9,853
                                               --------    --------    --------
       Total costs and expenses                   4,793      10,530      16,637
                                               --------    --------    --------

Operating income (loss)                           1,990        (475)      1,398
                                               --------    --------    --------

Other income (expense):
   Interest and other income                         52          89          18
   Interest expense                                 (41)        (15)       (170)
                                               --------    --------    --------
       Total other income (expense), other           11          74        (152)
                                               --------    --------    --------

       Income (loss) before income taxes          2,001        (401)      1,246

Income tax provision (benefit)                      828          (2)        803
                                               --------    --------    --------

       Net income (loss)                       $  1,173    $   (399)   $    443
                                               ========    ========    ========



The accompanying notes are an integral part of these consolidated financial statements.

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                       (In thousands, except share data)

                                ---------------



                                               Common Stock                                 Cumulative
                                             ----------------      Additional            Foreign Currency  Stockholder's
                                                                    Paid-In    Retained    Translation         Notes
                                            Shares        Amount    Capital    Earnings    Adjustment        Receivable     Total
                                            ------        ------    -------    --------   ------------       ----------     -----

Balance at January 1, 1994                   500,000        $1           --      $  137        --                --          $  138

Loan to stockholder                             --          --           --         --         --              $(250)          (250)
Net income                                      --          --           --       1,173        --                --           1,173
                                           ---------       ---         ------   -------      ------            -----        -------
Balance at December 31, 1994                 500,000         1           --       1,310        --               (250)         1,061

Foreign currency translation adjustment         --          --           --         --       $    1              --               1
Net loss                                        --          --           --        (399)       --                --            (399)
                                           ---------       ---         ------   -------      ------            -----        -------
Balance at December 31, 1995                 500,000         1           --         911           1             (250)           663

Compensation expense in connection with
   grant of stock options                       --          --           $202       --         --                --             202
Foreign currency translation adjustment         --          --           --         --           83              --              83
Net income                                      --          --           --         443        --                --             443
                                           ---------       ---         ------   -------      ------            -----        -------
Balance at December 31, 1996                 500,000        $1           $202    $1,354      $   84            $(250)        $1,391
                                           =========       ===         ======   =======      ======            =====        =======


  The accompanying notes are an integral part of these consolidated financial statements.

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

                                  ----------

                                                                    Years Ended December 31,
                                                           ------------------------------------------
                                                                1994          1995          1996
                                                                ----          ----          ----
Cash flows from operating activities:
  Net income (loss)                                          $ 1,173       $  (399)      $   443
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
    Depreciation and amortization                                117            62           145
    Provision for doubtful accounts                               50            38           128
    Deferred income taxes                                        819            (2)          803
    Non-cash gain on debt forgiveness                           --            --             (48)
    Compensation expense in connection with stock
       options granted                                          --            --             202
    Compensation expense in connection with
       repurchase of stock options                              --            --             113
    Loss on asset disposal                                        60          --            --

  Increase (decrease) in cash resulting from changes
   in assets and liabilities:
    Accounts receivable and revenues in excess of billings    (2,303)       (2,375)       (4,994)
    Other current assets                                        (422)          176           (11)
    Non current assets                                            (3)         (282)           95
    Accounts payable and accrued expenses                        (11)        2,628         1,356
    Deferred revenue                                             577          (233)          432
                                                             -------       -------       -------
Net cash provided (used) by operating activities                  57          (387)       (1,336)
                                                             -------       -------       -------

Cash flows from investing activities:
  Capital expenditures                                           (55)         (194)         (385)
                                                             -------       -------       -------
Net cash used by investing activities                            (55)         (194)         (385)
                                                             -------       -------       -------
Cash flows from financing activities:
  Proceeds from revolving credit facility, net                   525         1,050           515
  Cash overdrafts                                               --             225         1,400
  Payments on short-term financing                                (1)         (527)         --
  Payments on capital lease obligations                         --             (88)          (69)
  Payments on long-term financing                               (256)         --            --
  Loan distribution                                             (250)         --            --
                                                             -------       -------       -------

Net cash provided by financing activities                         18           660         1,846
                                                             -------       -------       -------
Effect of exchange rate changes on cash                         --               1            81
                                                             -------       -------       -------
Net increase in cash                                              20            80           206
Cash at beginning of period                                       25            45           125
                                                             -------       -------       -------
Cash at end of period                                        $    45       $   125       $   331
                                                             =======       =======       =======
Cash paid during the year for:
   Interest                                                  $    41       $    15       $   218
                                                             =======       =======       =======
   Income taxes                                              $    38       $     8       $     2
                                                             =======       =======       =======
Non-cash investing activity:
   Property and equipment acquired through capital leases    $  --         $   272       $   170
                                                             =======       =======       =======

The accompanying notes are an integral part of these consolidated financial statements.

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 1995 and 1996

                                   --------


1.   Summary of Significant Accounting Policies:
     ------------------------------------------

     Nature of Operations:
     --------------------

     The Hunter Group, Inc., a Maryland corporation, was founded in 1983. The Company provides management consulting, systems implementation and educational services to organizations seeking to deploy enterprise software applications, including enterprise resource planning software applications. Headquartered in Baltimore, Maryland, the Company has offices in major business centers in North America, Europe and Asia. In 1995, the Company established Hunter Consulting Associates Limited, a wholly-owned subsidiary organized under the laws of the United Kingdom. In 1996, the Company established THG Consulting, Inc., the Hunter Group (Singapore) PTE Ltd., and Hunter Consulting Associates Pty. Limited, wholly-owned subsidiaries organized under the laws of Canada, Singapore and Australia, respectively. In 1997, the Company established The Hunter Group International, Inc., a wholly-owned subsidiary of the Company organized under the laws of Delaware. The Hunter Group, Inc. and its subsidiaries are collectively referred to herein as the "Company."

     Principles of Consolidation:
     ---------------------------

     The consolidated financial statements include the accounts of The Hunter Group, Inc., and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

     Revenue Recognition:
     -------------------

     The Company's revenue is composed of fees for professional services which excludes client reimbursable expenses. The majority of the Company's revenue is from contracts on a time and materials basis and is recognized as the services are performed. The remainder of the Company's contracts are on a fixed-price basis, and revenue from those contracts is recognized using the percentage of completion method based upon the number of labor hours incurred compared to the total estimated hours at estimated realizable rates. Under the percentage of completion method, the Company must estimate the percentage of completion of each project at the end of each financial reporting period. Estimates are subject to adjustment as a project progresses to reflect changes in projected completion costs or dates. Progress payments received from clients are applied first to revenues recognized in excess of billings on the related contracts. Any excess of the payments received is recorded as billings in excess of revenues.

                                   Continued

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 1995 and 1996

                                   --------


1.   Summary of Significant Accounting Policies, continued:
     ------------------------------------------

     Risk, Uncertainties and Concentrations:
     --------------------------------------

     The Company is subject to credit risk through trade receivables. Credit risk with respect to trade receivables is minimized because of the diversification of the Company's operations, as well as its large client base and its geographical dispersion. The Company performs ongoing evaluations of its receivables and frequently obtains retainers at the onset of client engagements. In management's opinion, the Company has provided sufficient provisions to prevent a significant impact of credit losses to the financial statements.

     The Company relies on relationships with PeopleSoft, Inc. ("PeopleSoft"), a provider of software products. The majority of the Company's fee revenue has been derived from services employing PeopleSoft products. The Company is largely dependent on PeopleSoft's marketing efforts and continued success.

     The Company's top five clients in 1994, 1995 and 1996 generated an aggregate of 54%, 37% and 29% of revenues, respectively. In 1994 and 1995, one client accounted for 27% and 12%, respectively, of revenue.

     Five clients accounted for 41% and 34% of total accounts receivable as of December 31, 1995 and 1996, respectively.

     Client engagements are generally terminable with little or no notice or penalty, and a client's unanticipated decision to terminate or postpone a project may result in higher than expected numbers of unassigned Company professionals. Furthermore, the Company is subject to potential claims by dissatisfied clients that the Company's services or actions did not achieve the results expected by those clients or adversely affected the client's operations. The failure of the Company to complete a project to the client's satisfaction within the fixed price exposes the Company to potentially unrecoverable cost overruns. The Company also may establish a price before the design specifications are finalized, which could result in a fixed price that is too low, and therefore, adversely affects the Company's business, financial condition and results of operations.




                                   Continued

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                          December 31, 1995 and 1996

                                   --------


1.   Summary of Significant Accounting Policies, continued:
     ------------------------------------------

     Fair Value of Financial Instruments:
     -----------------------------------

     The fair values and carrying amounts of the Company's financial instruments, primarily accounts receivable and payable and the revolving credit facility, are approximately equivalent. The financial instruments are classified as current and will be liquidated within the next operating cycle.

     Stock-Based Compensation:
     ------------------------

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123") "Accounting for Stock-Based Compensation," which is effective for financial statements for fiscal years beginning after December 15, 1995. SFAS 123 provides alternative valuation methods for stock-based compensation, while still incorporating the provisions of Accounting Principles Board Opinion No. 25 ("APB 25") as generally accepted accounting principles for stock-based compensation. The Company accounts for its stock-based compensation according to the original provisions of APB 25, and has included pro forma disclosures in the footnotes using the measurement provisions of SFAS 123.

     Use of Estimates:
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to financial statements. Actual results could differ from those estimates.

     Valuation of Accounts Receivable:
     --------------------------------

     Accounts receivable are stated at face value. An allowance for doubtful accounts is provided using the specific identification method. As of December 31, 1995 and 1996, the allowance for doubtful accounts was $10,000 and $132,000, respectively.



                                   Continued

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                          December 31, 1995 and 1996

                                   --------


1.   Summary of Significant Accounting Policies, continued:
     ------------------------------------------

     Property and Equipment:
     ----------------------

     Property and equipment, consisting primarily of computer related equipment, is stated at cost. Expenditures for maintenance, repairs, and minor renewals are expensed as incurred, while significant renewals and betterments are capitalized. Property and equipment is presented on the balance sheets net of accumulated depreciation and amortization of $286,000 and $377,000 at December 31, 1995 and 1996, respectively.

     Depreciation is provided by using accelerated and straight-line-methods over the estimated useful lives, approximately five years, of the depreciable assets.

     Accrued Liabilities:
     -------------------

     Included in accrued liabilities as of December 31, 1996 is $615,000 relating to quarterly incentive plan bonuses payable to Company professional staff.

     Income Taxes:
     ------------

     Income taxes are provided for the tax effect of transactions reported in the financial statements and consists of taxes currently due plus deferred taxes related primarily to differences between the basis of financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. The Company provides a valuation allowance against net deferred income tax assets if, based upon available evidence, it is more likely than not that some or all of the deferred income tax assets may not be realized.

     Foreign Currency Translation Adjustment:
     ---------------------------------------

     The assets and liabilities of the Company's foreign subsidiaries whose functional currencies are other than the U.S. dollar are translated at current rates of exchange. Income and expense items are translated at the weighted average exchange rate for the year. The resulting foreign currency translation adjustments are recorded directly into the foreign currency translation component of stockholder's equity. Gains and losses from transactions denominated in foreign currencies are reflected in operations.



                                   Continued

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                          December 31, 1995 and 1996

                                   --------


2.   Related Party Transactions:
     --------------------------

     During 1994, an individual who is the sole stockholder and Chief Executive Officer of The Hunter Group, Inc. borrowed $250,000 under two demand notes. Accrued interest receivable on these notes as of December 31, 1995 and 1996 was $14,000 and $26,000, respectively. The notes accrue interest at 5%. The principal amount of these notes receivable is included as a component of stockholder's equity.

     Included in accounts payable and accrued expenses on the consolidated balance sheets at December 31, 1996 is the amount of $250,000, payable as bonus to the Company's sole stockholder.

     During 1996, accrued interest payable to the Company's sole stockholder of $48,000, in aggregate, was forgiven.


3.   Revolving Credit Facility:
     -------------------------

     During 1995, the Company entered into a revolving credit facility (the "Facility") with a financial institution that is collateralized by all accounts receivable of the Company. The Facility was limited to the lesser of $3.0 million or 85% of aggregate accounts receivable, and bore interest at the lower of the bank's prime rate or 2.5 percentage points above the 30 day LIBOR rate. The weighted average interest rate for 1995 was 8.35%. As of December 31, 1995, the interest rate was 8.35%.

     During 1996, the Facility was converted to a demand note with an original expiration date of April 30, 1997, subsequently extended until June 30, 1997. The demand note was limited to the lesser of $3.6 million or a formula for eligible accounts receivable. The note bore interest at 3.50 percentage points above LIBOR. The weighted average interest rate for 1996 was 9.01%. As of December 31, 1996, the interest rate was 9.875%.

     As of December 31, 1995 and 1996, the unused portion of the note and line amounted to $1.95 million and $2.04 million, respectively. The Facility had an unused commitment fee of 0.375% during 1995. This fee was removed upon conversion to a demand note in 1996.



                                   Continued

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                          December 31, 1995 and 1996

                                   --------

3.   Revolving Credit Facility, continued:
     ------------------------------------

     Effective June 30, 1997, the Facility was amended and the availability under the Facility was increased to the lesser of $8.0 million or a formula for eligible accounts receivable. The Facility bears interest at the lower of the financial institution's prime interest rate or 250 basis points above 30-day LIBOR plus an additional 0.75% fee per month based on the monthly maximum loan amount. The Facility has an unused commitment fee of 0.30% per month. The Facility is collateralized by the receivables, equipment and all other property of the Company.

     The terms of the Facility provided for compliance with certain covenants including tangible net worth and net income levels and a leverage ratio. Because of the operating loss reported by the Company for the year ended December 31, 1995 and other conditions in 1996, the Company was not in compliance with such covenants. On February 14, 1997, the financial institution granted waivers of these technical defaults. On September 30, 1997, the financial institution amended certain covenants of the Facility.


4.   Leases:
     ------

     The Company is obligated under various operating and capital lease agreements, primarily for office space and equipment through 2003. As of December 31, 1996, future minimum lease payments under these non-cancelable operating and capital leases for the years ended December 31 were as follows:

                                                      Operating     Capital
                                                      ---------     -------
     1997                                             $2,112,000    $163,000
     1998                                              1,538,000     136,000
     1999                                                933,000      87,000
     2000                                                683,000      37,000
     2001 and thereafter                                 333,000        -
                                                      ----------    --------

     Total minimum payments                           $5,599,000     423,000
                                                      ==========
     Less:  portion representing interest                             65,000
                                                                    --------
     Present value of capital lease
           obligations                                               358,000
     Less:  current portion                                          128,000
                                                                    --------
     Capital lease obligations, non-current                         $230,000
                                                                    ========

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                          December 31, 1995 and 1996

                                   --------

4.   Leases, continued:
     ------

     Rental expense was $312,000, $448,000 and $955,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

     The costs and accumulated amortization of assets, primarily for office equipment and software, under capital leases are as follows:


                                                    December 31,
                                              -----------------------
                                            1995                   1996
                                          --------               --------
     Cost                                 $272,000               $443,000
     Accumulated amortization               15,000                 72,000
                                          --------               --------
                                          $257,000               $371,000
                                          ========               ========

5.   Income Taxes:
     ------------

     The provision (benefit) for income taxes for the years ended December 31, 1994, 1995 and 1996 consists of the following:

                                           December 31,
                                --------------------------------
                                   1994      1995       1996
                                   ----      ----       ----
     Current:
       Federal                  $  1,500        -           -
       State                       6,600        -           -
                                --------   -------    --------
                                   8,100        -           -
                                --------   -------    --------

     Deferred:
       Federal                   675,000   $(1,500)   $633,000
       State                     144,400      (500)    170,000
                                --------   -------    --------
                                 819,400    (2,000)    803,000
                                --------   -------    --------

              Total             $827,500   $(2,000)   $803,000
                                ========   =======    ========

     For the years ended December 31, 1994, 1995 and 1996, the components of income (loss) before income taxes totaled $2,001,000, $(105,000) and $1,655,000 for U.S. operations and $0, $(296,000) and $(409,000), for international operations, respectively.


                                   Continued

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                          December 31, 1995 and 1996

                                 ------------


     5.  Income Taxes, continued:
         ------------

     The income tax provision (benefit) differs from the expected income tax provision (benefit) using the statutory federal income tax rate as follows:


                                                        Years Ended December 31,
                                                      ----------------------------
                                                       1994       1995       1996
                                                       ----       ----       ----
Tax provision (benefit) at statutory rate              34.0%     (34.0)%     34.0%
State taxes, net of federal benefit                     6.2        -         10.3
Foreign taxes                                           -         25.2       11.1
Other                                                   1.2        8.3        9.0
                                                       ----       ----       ----
                                                       41.4%      (0.5)%     64.4%
                                                       ====       ====       ====

The components of the net deferred income tax liability at December 31, 1995 and 1996 are as follows:

                                                             December 31,
                                                         1995            1996
                                                         ----            ----
     Deferred income tax assets:
       Deferred compensation expense                 $         -    $    77,000
       Other                                              52,000         80,000
       Net operating loss carryforwards                  339,000        268,000
       Valuation allowance                              (108,000)      (131,000)
                                                     -----------    -----------

             Total deferred income tax assets            283,000        294,000
                                                     -----------    -----------

     Deferred income tax liabilities:
       Accrual to cash adjustments                    (1,187,000)    (1,914,000)
       Depreciation                                      (58,000)      (102,000)
       Other                                                   -        (43,000)
                                                     -----------    -----------

     Total deferred income tax liabilities            (1,245,000)    (2,059,000)
                                                     -----------    -----------
     Net deferred tax liability                      $  (962,000)   $(1,765,000)
                                                     ===========    ===========

As of December 31, 1996, the Company had net operating loss carryforwards of approximately $432,000 and $295,000 for U.S. and U.K. income tax reporting purposes, respectively, which expire at various dates beginning December 2010. As of December 31, 1996, the Company's other foreign subsidiaries have net operating loss carryforwards which are not material to these financial statements.


                                   Continued

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                          December 31, 1995 and 1996
                                   --------


5.   Income Taxes, continued:
     ------------

     The Company has recorded a valuation allowance against the net deferred tax assets, resulting from foreign subsidiary net operating losses, due to the uncertainty of realizing those assets.


6.   Retirement Plan:
     ---------------

     The Hunter Group, Inc. initiated a 401(k) defined contribution plan (the "401(k) Plan") effective January 1, 1986, which is available to all eligible employees. A participant may elect to contribute up to 10% of compensation via salary deferrals. After an employee has completed 12 months of service, The Hunter Group, Inc. makes discretionary matching contributions to the 401(k) Plan which for the years ended December 31, 1994, 1995 and 1996 were equal to 50% of the employees' contribution. Total contributions amounted to $86,000, $158,000 and $336,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

     The Company's subsidiaries have also established defined contribution plans for their employees. Total contributions under these plans amounted to $0, $9,000 and $66,000, for the years ended December 31, 1994, 1995 and 1996, respectively.


7.   Stock Option and Purchase Plans:
     -------------------------------

     1991 Employee Non-Qualified Stock Option Plan:

     In 1991, the Company adopted the 1991 Employee Non-Qualified Stock Option Plan (the "Employee Non-Qualified Stock Option Plan") to provide long-term performance incentives to Company employees. All options granted are non-qualified options. The Board of Directors determines the option price, which may be different than the fair market value of the Common Stock at the date of option grant. The Company has reserved 100,000 shares for issuance under the Employee Non-Qualified Stock Option Plan. Options vest and expire as determined at the grant date by the Board of Directors, provided that no options may be exercised later than ten years after the grant of the option. Option prices range from $4.17 to $39.57 per share. As of December 31, 1996, 53,444 shares were available for issuance under the Employee Non-Qualified Stock Option Plan.

                     THE HUNTER GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                           December 31, 1995 and 1996

                                    --------



7.   Stock Option and Purchase Plans, continued:
     -------------------------------

     The Company accounts for the fair value of its grants under the Employee Non-Qualified Stock Option Plan in accordance with APB 25. Accordingly, compensation expense of $202,000 was recorded in 1996, attributable to options granted with exercise prices below the estimated fair market value of the underlying shares of common stock. Had compensation expense been determined based on the fair value at the grant dates for awards under the Employee Non-Qualified Stock Option Plan consistent with the method of SFAS 123, the Company's net income would have been as indicated in the pro forma table below:

                                                         December 31,
                                                     1995            1996
                                                     ----            ----
Net income (loss):
 As reported                                      $(399,000)       $443,000
 Pro forma                                         (413,000)        427,000


     The fair value of each option is estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during the periods ended December 31, 1995 and 1996: dividend yield of 0%, expected volatility of 0%, risk-free interest rate of 5.82% and 6.61% and expected terms of 4 years.

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                          December 31, 1995 and 1996

                                  ----------

7.   Stock Option and Purchase Plans, continued:
     -------------------------------

     A summary of the status of the Employee NonQualified Stock Option Plan as of December 31, 1995 and 1996, is presented below:

                                                          Year Ended December 31,
                                 --------------------------------------------------------------------------
                                             1995                                     1996
                                             ----                                     ----
                                           Weighted                                 Weighted
                                            Average                                  Average
                                   # of    Exercise     Exercise          # of      Exercise      Exercise
                                 Options     Price    Price Range       Options       Price     Price Range
                                 -------     -----    -----------       -------       -----     -----------
Outstanding beginning of
   period                         30,174     $4.60     $4.17- 7.87       43,996       $7.97      $4.17-17.99
Exercised                          -          -            -               (950)      14.04         14.04
Canceled                           -          -            -             (5,437)      16.28      14.04-27.22
Granted                           13,822     15.31     14.04-17.99        8,947       27.08      19.68-39.57
                                --------                               --------                 ------------
Outstanding end of period         43,996      7.97      4.17-17.99       46,556       12.01       4.17-39.57
                                ========               ===========     ========                 ============
Options exercisable at end
   of period                      30,174     $4.60     $4.17- 7.87       35,636       $8.46      $4.17-39.57
                                ========     =====     ===========     ========       =====     ============
Weighted-average fair value
   of options granted
   during the period                        $20.42                                   $37.10
                                            ======                                   ======

As of December 31, 1996, the weighted average remaining contractual life of the outstanding options was 6.2 years. In 1996, the weighted fair value of options granted during the period with an exercise price less than the estimated fair market value of the underlying Common Stock was $105.04.

As of December 31, 1996, information regarding the range of exercise prices for outstanding options is as follows:

                            Total                                          Exercisable
----------------------------------------------------------------------------------------------------
                                                       Weighted                         Weighted
                                  Weighted              Average                          Average
Exercise Price       # of          Average             Remaining          # of          Remaining
    Range          Options     Exercise Price      Contractual Life     Options     Contractual Life
--------------     -------     --------------      ----------------     -------     ----------------
 $4.17- 7.87        30,174         $4.60               4.8 years        30,174          4.8 years
 14.60-17.99         9,073         15.98               8.6 years         1,814          8.6 years
 19.68-27.22         4,203         21.41               9.2 years           542          9.2 years
    39.57            3,106         39.57              10.0 years         3,106         10.0 years
                    ------                                              ------
                    46,556                                              35,636
                    ======                                              ======

                                   Continued

                     THE HUNTER GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                           December 31, 1995 and 1996

                                    --------


7.   Stock Option and Purchase Plans, continued:
     -------------------------------

     As of December 31, 1995 and 1996, the pro forma tax effects under SFAS 109 would not be material to the consolidated financial statements.

     A former officer of the Company exercised options to purchase 950 shares of Common Stock in October 1996. Upon ceasing employment, the Company promised to pay this individual $113,000 instead of issuing shares. This promise was evidenced in January 1997 by a $113,000 non-interest bearing note, which is payable in five installments, $40,000 in January 1997, followed by four semi-annual equal installments of $18,250 that begin in May 1997. The amount of the note was based on the Company's estimate of fair market value of the underlying stock at the time of his exercise. The Company has recorded a noncash charge to its consolidated statement of operations to reflect this transaction.


8.   Operating Information:
     ---------------------

     The Company's operations are conducted in one business segment which includes the following practice areas: Business Strategies and Solutions, Implementation Services and Education Services. Implementation Services accounted for $9,840,000, $17,822,000 and $32,517,000 of revenue for the years ended December 31, 1994, 1995 and 1996, respectively.

                     THE HUNTER GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                           December 31, 1995 and 1996

                                    --------


9.   Geographic Operations:
     ---------------------

     Fee revenue and operating income (loss) for the years ended December 31, 1994, 1995 and 1996 and assets as of December 31, 1995 and 1996 by geographic area of all consolidated subsidiaries were as follows:

                                                    December 31,
                                         -------------------------------------
                                           1994         1995          1996
                                           ----         ----          ----
     Fee revenue:
       North  America                     $10,712      $19,416       $35,794
       Europe and other                       -            138         3,421
                                          -------      -------       -------
              Total                       $10,712      $19,554       $39,215
                                          =======      =======       =======

     Operating income (loss):
       North America                      $ 1,990      $  (180)      $ 1,462
       Europe and other                       -           (295)          (64)
                                          -------      -------       -------
              Total                       $ 1,990      $  (475)      $ 1,398
                                          =======      =======       =======

     Assets:
       North America                                   $ 6,264       $10,325
       Europe and other                                    336         1,676
                                                       -------       -------
              Total                                    $ 6,600       $12,001
                                                       =======       =======

10.  New Accounting Pronouncements:
     -----------------------------

     In 1997, the Financial Accounting Standards Board issued the following Statements of Financial Standards ("FAS"):

     No. 129 --"Disclosure of Information about Capital Structures"

     This statement becomes effective for fiscal years ended after December 15, 1997, and continues the previous requirements to disclose certain information about an entity's capital structure found in previously issued Opinions and Standards. The Company currently follows the provisions for this statement.


                                   Continued

                     THE HUNTER GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                           December 31, 1996 and 1995

                                    --------


10.  New Accounting Pronouncements:

     No. 130 --"Reporting Comprehensive Income"

     This statement becomes effective for fiscal years beginning after December 15, 1997, and requires that changes in the amounts of comprehensive income items be shown in a primary financial statement. The Company intends to adopt the disclosures required by this statement for the year ending December 31, 1997.

     No. 131--"Disclosures about Segments of an Enterprise and Related Information"

     This statement becomes effective for fiscal years beginning after December 15, 1997, and changes the way public companies report information about segments of their business in their financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. The Company intends to adopt the disclosures required by this statement for the year ending December 31, 1997.


11.  Sale of The Hunter Group, Inc. and Subsidiaries:
     -----------------------------------------------

     On November 26, 1997, pursuant to an Agreement and Plan of Merger dated November 15, 1997 amongst The Registry, Inc., the Company, and Gatherer Acquisition Corporation ("Gatherer"), a wholly-owned subsidiary of The Registry, Inc., The Registry, Inc. acquired the Company through the merger of Gatherer with and into the Company.


                                   Continued

                            The Hunter Group, Inc.
                          Consolidated Balance Sheet
                           As of September 30, 1997
                                (in thousands)
                                   UNAUDITED



                        ASSETS
                        --------------------------------
                        Cash                                    $     891
                        Accounts receivable, net                   15,712
                        Revenues in excess of billings              1,112
                        Other assets                                  761
                                                                ---------
                          TOTAL CURRENT ASSETS                     18,476
                                                                ---------

                        Property and equipment, net                 1,181

                        Other assets, net                             259
                                                                ---------

                             TOTAL ASSETS                       $  19,916
                                                                =========


                        LIABILITIES AND STOCKHOLDER'S EQUITY
                        ------------------------------------

                        LIABILITIES
                        -----------
                        Current portion of note payable and
                          capital leases                        $     180
                        Line of credit                              5,171
                        Accounts payable and accrued expenses      11,174
                        Income taxes payable                          356
                        Deferred revenue                            1,293
                        Billings in excess of revenues                467
                        Deferred income taxes                       1,003
                                                                ---------
                          TOTAL CURRENT LIABILITIES                19,644
                                                                ---------

                        Note Payable and Capital leases               179

                                                                ---------
                             TOTAL LIABILITIES                     19,823
                                                                ---------

                        STOCKHOLDER'S EQUITY
                        --------------------

                        Common stock                                    1
                        Additional paid-in-capital                    202
                        Retained earnings                             135
                        Stockholder's notes receivable               (250)
                        Cumulative foreign currency
                          translation adjustment                        5
                                                                ---------
                          TOTAL STOCKHOLDER'S EQUITY                   93
                                                                ---------

                             TOTAL LIABILITIES &
                              STOCKHOLDER'S EQUITY              $  19,916
                                                                =========

                    The Hunter Group, Inc. and Subsidiaries
                     Consolidated Statement of Operations
                 For the nine months ended September 30, 1997
                                (in thousands)
                                   UNAUDITED


Fee revenue                                      $ 45,211
Project costs and expenses                         25,475
                                                 --------
                                                   19,736
                                                 --------

Costs and expenses
    Sales and marketing                             3,169
    Professional development recruiting and
     other                                          6,811
    General and administrative                     10,938
                                                 --------
        Total costs and expenses                   20,918
                                                 --------

Operating Income (loss)                            (1,182)
                                                 --------

Other income (expense):
    Interest and other income                          76
    Interest expense                                 (495)
                                                 --------
        Total other income (expense), other          (419)
                                                 --------

        Income (loss) before income taxes          (1,601)

Income tax provision (benefit)                       (382)
                                                 --------

        Net income (loss)                         $(1,219)
                                                 ========

                                 EXHIBIT INDEX


Exhibit No.                   Description of Exhibits                  Page
-------------                 -----------------------                  ----
    2.1        Agreement and Plan of Merger dated November 15,
               1997 (the "Merger Agreement") among The Registry,
               Inc., The Hunter Group, Inc. and Gatherer Acquisition
               Corp.

    2.2 Agreement to furnish copies of omitted annexes, schedules and exhibits to the Merger Agreement.

   23.1        Consent of Coopers & Lybrand L.L.P.


                                      -1-